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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
MAGNETEK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10900 Wilshire Boulevard, Suite 850
Los Angeles, California 90024

September 26, 2002

Dear Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of Magnetek, Inc., which will be held on Wednesday, October 30, 2002 at 10:45 a.m., at the Financial Relations Board--Weber Shandwick, 640 5th Avenue at 51st Street, New York, New York.

        The matters on the agenda for the Annual Meeting are set forth in the attached Notice of Annual Meeting of Shareholders. The Board of Directors urges you to vote FOR the items indicated in the Notice. In addition to the agenda items, there will be a report on operations and an opportunity for questions.

        If you are unable to attend and participate in the Annual Meeting, you can listen to it live over the Internet by accessing our website at www.magnetek.com. We will maintain on the website until the next Annual Meeting copies of any slides and the audio of the presentation and report of operations.

        We hope you can attend the Annual Meeting, but whether or not you attend, it is important that your shares are represented. We urge you to promptly sign, date and return the enclosed Proxy Card as soon as possible. If you decide to attend the Annual Meeting, you may vote your shares in person even if you previously mailed your Proxy Card. Your vote, regardless of the number of shares you own, is important.

        On behalf of Magnetek's management and Board of Directors, I want to thank you for your continued support and confidence in the Company. I look forward to personally meeting as many of you as possible at this year's Annual Meeting.

                      Sincerely,

                      Andrew G. Galef
                      Chairman of the Board of Directors,
                      President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time:	10:45 a.m., Wednesday, October 30, 2002
Place:	Financial Relations Board--Weber Shandwick 640 5th Avenue at 51st Street New York, New York
Items of Business:	1) Election of the Board of Directors to serve until the next Annual Meeting of Shareholders and thereafter until their respective successors are elected and have been qualified.
2) Such other business as may properly come before the Annual Meeting and any adjournment thereof.
Who May Vote:	Only shareholders of record at the close of business on September 6, 2002 are entitled to receive notice of and to vote at the Annual Meeting.
Annual Report:	A copy of Magnetek's Annual Report, including its report on Form 10-K (without exhibits), for the fiscal year ended June 30, 2002 is enclosed.

Upon request, Magnetek will, without charge, send its shareholders an additional copy of the Annual Report on Form 10-K (without exhibits) for the year ended June 30, 2002, which the Company has filed with the Securities and Exchange Commission. The request must be directed to the attention of the Corporate Secretary at the address set forth on the first page of this Proxy Statement.
Proxy Voting:	Your vote is important. Please vote in one of the following ways:
	1)	Mark, sign, date and promptly return the enclosed Proxy Card in the postage-paid envelope (no additional postage is necessary if mailed in the United States); or
	2)	Vote in person at the Annual Meeting.

PROXY STATEMENT

Magnetek Inc.'s Board of Directors is soliciting the enclosed proxy to give all of the Company's shareholders of record an opportunity to vote on the matters set forth in the preceding Notice of Meeting at the 2002 Annual Meeting of Shareholders that will be held on Wednesday, October 30, 2002, at 10:45 a.m., at the Financial Relations Board--Weber Shandwick, 640 5th Avenue at 51st Street, New York, New York. This Proxy Statement and the accompanying Proxy Card are being mailed to Magnetek's shareholders beginning September 26, 2002.

        Voting Information

Who Can Vote:    Only Magnetek Inc.'s shareholders of record at the close of business on September 6, 2002 are entitled to vote. Shares can be voted at the Annual Meeting only if the shareholder is present or represented by a valid proxy. Voting rights are vested exclusively in holders of Magnetek's common stock, par value $.01 per share. As of the close of business on September 6, 2002, there were 23,615,954 shares of common stock outstanding. Each share of common stock outstanding on September 6, 2002 is entitled to one vote on all matters.

Ways To Vote:    Shareholders may vote by proxy or in person at the Annual Meeting. To vote your shares by proxy, simply mark the enclosed Proxy Card, date and sign it and return it in the postage-paid envelope provided. Doing so authorizes the individuals named on the Proxy Card (referred to as the proxy holders) to vote those shares according to the instructions noted on the Proxy Card.

Proxy Cards that are signed and returned without instruction as to how the shares should be voted will be voted by the proxy holders in favor of the election of all the director nominees. The proxy holders will vote at their discretion on any other matter that may properly come before the Annual Meeting of Shareholders.

Revocation of Proxy.    Proxies may be revoked at any time before they are voted at the Annual Meeting. Proxies may be revoked by (a) signing another Proxy Card with a later date and returning it prior to the Annual Meeting, or (b) attending the Annual Meeting in person to cast a vote.

Costs of Solicitation.    Magnetek will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. Magnetek has retained D.F. King & Co., Inc. to assist in the solicitation of proxies at a cost of approximately $7,000, plus reasonable out-of-pocket expense. In addition to solicitation of proxies by use of the mail, D.F. King & Co., Inc. and directors, officers and employees of Magnetek may, without additional compensation, solicit proxies personally, by telephone or by other appropriate means. Magnetek will request banks, brokerage firms and other custodians, nominees or fiduciaries holding shares of Magnetek's common stock for others to send proxy materials and Annual Reports to and to obtain proxies from their principals, and Magnetek will reimburse them for reasonable expenses incurred in doing so.

Quorum and Counting of Votes.    The presence of a majority of the outstanding shares of common stock, either represented in person or by proxy at the Annual Meeting, is required to constitute a quorum necessary to conduct business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business. With regard to the election of directors, votes may be cast in favor of the Board's recommendations or withheld. Votes withheld will be excluded entirely from the vote and will have no effect on the election of directors. Abstentions may be specified on any proposal other than the election of directors and will be counted as present for purposes of the item on which the abstention is noted. Abstentions will have the effect of a negative vote. Under applicable Delaware law, broker non-votes are not counted for purposes of determining the votes cast on a proposal. A broker non-vote occurs when a shareholder's shares are held in "street" form through a broker or similar market intermediary rather than in the shareholder's own name. In this situation, the broker or other intermediary may vote the shares on some routine matters, including the election of directors, but may not vote the shares on non-routine matters if it does not have the beneficial shareholder's authorization to do so. To Magnetek's knowledge, no matters other than those described in this Proxy Statement will be presented at the Annual Meeting.

Company Proposal.    The following proposal will be submitted for a vote of the shareholders at the Annual Meeting.

Election of Directors.    The Nominating and Corporate Governance Committee of the Board of Directors has nominated and the Board of Directors recommends for election the following seven persons. Each nominee currently serves as a director of Magnetek. If elected, each director will serve until the next Annual Meeting and thereafter until his successor is elected and has been qualified:

Andrew G. Galef
Thomas G. Boren
Dewain K. Cross
Paul J. Kofmehl
Frederick D. Lawrence
Mitchell I. Quain
Robert E. Wycoff

The enclosed proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees is unable or declines to serve as a director of Magnetek, the discretionary authority granted in the proxy will be exercised to vote for a substitute or substitutes to be nominated by the Nominating and Corporate Governance Committee and recommended by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required. Shares may not be voted cumulatively for election of directors. Directors are elected by a plurality of the votes cast at the Annual Meeting either in person or by proxy.

The Board Of Directors Unanimously Recommends that Shareholders vote "FOR" each of the nominees named above.

Shareholder Proposals.    No shareholder proposals have been submitted for consideration at the Annual Meeting. If any shareholder proposal is submitted to the Corporate Secretary for consideration at the Annual Meeting after the date of mailing of this Proxy Statement, and Magnetek did not have notice of such proposal before August 17, 2002, the proxy holders may use the discretionary authority granted in the proxies received by them to vote on such proposal in such manner as the Board of Directors may deem appropriate.

Submission of Shareholder Proposals for 2003 Annual Meeting.    Magnetek's Board of Directors and management anticipate that next year's Annual Meeting will take place on October 29, 2003. Any shareholder satisfying the SEC's requirements and wishing to submit a proposal to be included in the Proxy Statement for the 2003 Annual Meeting should submit the proposal in writing to the Corporate Secretary at the address of the Company set forth on the first page of this Proxy Statement. The proposal must be received by May 29, 2003, to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that Annual Meeting.

Any shareholder proposal submitted for consideration at the 2003 Annual Meeting, but not submitted for inclusion in the Proxy Statement pursuant to the above paragraph, including nominations of candidates to serve as directors, will not be considered filed on a timely basis with the Company unless written notice of such proposal is received by the Corporate Secretary on or before August 12, 2003. For any such proposal that is not so timely filed, Magnetek retains discretion to vote proxies that it receives. For proposals that are timely filed, Magnetek retains discretion to vote proxies that it receives, provided that (1) Magnetek includes in its Proxy Statement for the 2003 Annual Meeting advice on the nature of the proposal and how Magnetek intends to exercise its voting discretion, and (2) the proponent of such proposal does not issue a separate Proxy Statement.

Other Matters.    Magnetek does not know of any business other than that described in this Proxy Statement that will be presented for consideration or action by the shareholders at the Annual Meeting; however, if any other business properly comes before the Annual Meeting, shares represented by proxies will be voted in accordance with the best judgment of the proxy holders or their substitutes.

Representatives of Ernst & Young LLP, the Company's independent accountants, will be present at the Annual Meeting and will have an opportunity at that time to make a statement to Magnetek's shareholders and respond to questions.

THE BOARD OF DIRECTORS

        The Board of Directors of Magnetek, Inc. consists of seven members, six of whom are non-employee directors. Except Andrew Galef, the President and Chief Executive Officer of Magnetek, none of the directors are officers or employees of Magnetek. Directors serve for a one-year term and thereafter until their successors are duly elected and qualified. Mr. Galef does not receive fees for his service as a director and does not serve on any of the Board's committees. The following individuals currently serve on the Board of Directors and have been nominated for reelection by the Nominating and Corporate Governance Committee of the Board of Directors.

Andrew G. Galef	Andrew G. Galef, 69, Chairman of the Board, President and Chief Executive Officer. Chairman since 1984. President and Chief Executive Officer since May 1999. Mr. Galef previously served as Chief Executive Officer of Magnetek from September 1993 until June 1996. He has been President of The Spectrum Group, Inc., a private investment and management firm, since its incorporation in California in 1978 and served as Chairman and Chief Executive Officer of the Spectrum Group since 1987. Prior to the formation of Spectrum, Mr. Galef provided professional management services to companies with operating and financial problems.

Thomas G. Boren	Thomas G. Boren, 53, Executive Vice President PG&E Corporation, President and Chief Executive Officer PG&E National Energy Group. Director since 1997. Chairman Nominating and Corporate Governance Committee. Member Compensation Committee. Prior to joining PG&E Corporation, an energy products and services company, Mr. Boren was with Southern Company where he served as Executive Vice President and as President and CEO of Southern Energy Inc., Southern Company's worldwide power plant, energy trading, and energy services business.

Dewain K. Cross	Dewain K. Cross, 65, Director since 1994. Chairman Audit Committee. Member Nominating and Corporate Governance Committee. Mr. Cross served Cooper Industries, Inc., a diversified, worldwide manufacturer of electrical tools and products, in various financial capacities from 1966 until his retirement in 1995, including as Senior Vice President of Finance from 1980 until 1995, Vice President, Finance from 1972 to 1980 and as Director of Accounting and Taxation and Assistant Controller and Treasurer prior to that. Mr. Cross was a member of the American Institute of Certified Public Accountants. He is currently a director of Circor International, Inc., a fluid control valve manufacturer.

Paul J. Kofmehl	Paul J. Kofmehl, 74, Director since 1990. Member Nominating and Corporate Governance Committee and Pension Committee. (In April 2000, the Board passed resolutions waiving the mandatory retirement age for Mr. Kofmehl for two years, until the 2002 Annual Meeting. In July, the Board passed resolutions waiving the mandatory retirement age for one additional year, until the 2003 Annual Meeting of Shareholders). Mr. Kofmehl is a former Partner with the Franklin Health Group, which he joined in 1991 and where he continued to work following Franklin's 1995 merger with Corning, Inc., until February 1997. Mr. Kofmehl currently serves as advisor to the President and Chief Executive Officer of Franklin, which was acquired by a private investment group in 1997. From 1955 until his retirement in 1988, Mr. Kofmehl held various positions with International Business Machines Corp., most recently serving as Vice President and Group Executive, Americas Group, and as a member of the IBM Corporate Management Board. During his career at IBM, Mr. Kofmehl had executive responsibilities for various international sectors, including Europe, Canada, Latin America, the Middle East and Africa.

Frederick D. Lawrence	Frederick D. Lawrence, 54, Director since 1998. Chairman Compensation Committee. Member Audit Committee. Mr. Lawrence is a venture partner in the firm Shepherd Ventures. He is the former Chairman and Chief Executive Officer of Adaptive Broadband Corporation, a supplier of broadband data communications transmission equipment, where he served from 1997 through 2000. From 1994 to 1997, he served as Chief Executive Officer of ComStream, Inc. (now Radyne Comstream, Inc.), a manufacturer of satellite and cable equipment, and President of the Transmission Group of ADC Telecommunications, Inc., a global supplier of broadband network equipment, fiber optics, software and systems integration services. From 1982 to 1994, he held executive positions with Sprint Corporation, becoming President and Chief Executive Officer of United Telephone of Florida, Sprint's largest local telephone division. Prior to that, Mr. Lawrence served in positions of increasing responsibility with Michigan Bell/AT&T.

Mitchell I. Quain	Mitchell I. Quain, 50, Principal CharterHouse Group International, Inc., a privately owned investment firm. Director since 2000. Chairman Pension Committee. Member Audit Committee. Prior to joining CharterHouse Group International, Mr. Quain served as Vice Chairman of Investment Banking at ABN AMRO, a global full service wholesale and retail bank, until 2001, after serving as the Global Head of the Industrial Manufacturing and Technologies Group at ING Barings LLC from 1997 until the acquisition of its banking business by ABN AMRO in 2001. From early 1997 until its acquisition by ING Barings later that year, Mr. Quain was an Executive Vice President and member of the Board of Directors and of the Management Committee of Furman Selz, an international financial services and investment banking firm. Prior to joining Furman Selz, Mr. Quain was a partner with Wertheim & Company, Inc., an investor relations and communications company. Mr. Quain serves as a director of Register.com, Inc., an internet domain name registration service, Strategic Distribution Inc., a provider of on-site supply chain management services, and Titan International, Inc., a manufacturer of civilian and military tires and wheels, as well as Roller Bearing Corp., a privately held manufacturer of specialty bearings.

Robert E. Wycoff	Robert E. Wycoff, 72, Director since 1996. Member of Compensation Committee and Pension Committee. (In July, the Board passed resolutions waiving the mandatory retirement age for Mr. Wycoff for one year, until the 2003 Annual Meeting of Shareholders) Mr. Wycoff served as President and Chief Operating Officer of Atlantic Richfield Company (ARCO) from January 1986 until June 1993. He also served on the Boards of ARCO, ARCO Alaska, Inc., and the ARCO Foundation, Inc. In addition, he served as Chairman of the Board and as a director of Lyondell Petrochemical Company. Following his retirement from these positions in 1993, he became President Emeritus of ARCO.

BOARD AND COMMITTEE MEETINGS

        During fiscal year 2002(1), the Board of Directors met in regular or special sessions 8 times, the Audit Committee met 5 times, the Compensation Committee met 3 times, the Pension Committee met 3 times and the Nominating and Corporate Governance Committee met 3 times. The number of meetings reported includes telephonic meetings, but does not include actions taken by unanimous written consent. Each director attended at least 75 percent of the Board meetings and the meetings of Committees on which he served (during the period for which he was a member) during fiscal 2002, except Mr. Lawrence who attended less than 75% of the meetings of Committees on which he served due to illness.(2)

(1)
The Company uses a 52-53 week fiscal year which ends on the Sunday nearest June 30. In this Proxy Statement, a calendar year-based reference to a particular fiscal year means the fiscal year that ended within such referenced calendar year. For instance, "fiscal year 2002" or words of similar effect means the fiscal year that ended in June 2002. For clarity of presentation, all periods are presented as if the fiscal year ended on June 30. Fiscal year 2002 contained 52 weeks, fiscal year 2001 contained 52 weeks and Fiscal year 2000 contained 53 weeks.

(2)
Mr. Lawrence has been present at all meetings, both Board and Committee, since recovering from an illness in the summer of 2001. Attendance at less than 75% of the Committee meetings is due to the number of meetings that occurred for Committees on which he served (3 for Compensation and 3 for Nominating and Corporate Governance) and the fact that election to the Board and Committee appointments occurred in October 2001, while the reporting period for this Proxy Statement began on July 1, 2001. Mr. Lawrence has attended all Board and applicable Committee meetings since October 2001.

STANDING COMMITTEES OF THE BOARD

Audit Committee.    The function of the Audit Committee is to assist the Board of Directors in overseeing Magnetek's financial reporting process, including the quality and integrity of its financial reports and system of internal controls. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter was attached to last year's Proxy Statement. Mr. Cross is the Chairman of the Audit Committee and Messrs. Lawrence and Quain are members of the Committee. Each of the Audit Committee members is an "independent director" as defined by the listing standards of the New York Stock Exchange.

Compensation Committee.    The Compensation Committee evaluates the performance of Magnetek's Chief Executive Officer and other executive officers, and reviews and approves their compensation and the compensation of certain key employees. The Compensation Committee generally approves grants under Magnetek's stock option plans, incentive compensation plans and equity-based and long-term incentive plans. The Committee also reviews contributions to Magnetek's retirement plans. Mr. Lawrence is the Chairman of the Compensation Committee and Messrs. Boren and Wycoff are members of the Committee.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee establishes the qualifications required for election to the Board of Directors, considers and recommends nominees for membership on the Board and committees of the Board and reviews annually the performance of each director standing for reelection to the Board for the next year. The Committee evaluates and makes recommendations regarding director compensation and benefits, and periodically reviews each director's stock ownership position to determine whether the recommended level of ownership by individual directors is being achieved. The Committee also periodically reviews Magnetek's corporate governance guidelines, monitors management's compliance with the guidelines, and oversees the adequacy of Magnetek's management succession plan. Mr. Boren is the Chairman of the Nominating and Corporate Governance Committee and Messrs. Cross and Kofmehl are members of the Committee.

Pension Committee.    The Pension Committee establishes and reviews investment policies and guidelines for Magnetek's qualified pension plan, reviews investment results and performance of the pension plan, reviews the accounting impact and costs related to the Magnetek's retirement plans, and reviews plan design, amendments and other issues related to the plans. Mr. Quain is the Chairman of the Pension Committee and Messrs. Kofmehl and Wycoff are members of the Committee.

DIRECTOR COMPENSATION

        Directors who are employees of Magnetek receive no compensation for their service on the Board. During fiscal year 2002, directors who were not employees of Magnetek received the following compensation:

Annual Retainer	$26,000 (100% paid in Magnetek common stock)
Annual Chairmanship Fee	$ 4,000 (100% paid in Magnetek common stock)
Attendance fee for each Board meeting attended in person	$ 1,500 (paid in common stock or cash)
Attendance fee for each Committee meeting attended in person or by telephone (applicable only to the chairman and members of the committee)	$ 1,000 (paid in common stock or cash)

        The Magnetek, Inc. Amended and Restated Director Compensation and Deferral Investment Plan, as amended, requires directors to receive shares of Magnetek's common stock in lieu of cash for the annual retainer and provides for an election to receive cash in lieu of shares of common stock for undeferred fees. The plan, as amended, requires that the directors receive common stock in lieu of cash for all deferred fees.

        Other Compensation.    Under Magnetek's 1997 Non-Employee Director Stock Option Plan, each qualifying director (any director of Magnetek who on the date of the grant is neither an officer nor an employee of Magnetek or any of its subsidiaries) is automatically granted annually, on each June 30th, a non-qualified option to purchase 7,500 shares of Magnetek's common stock. The per share exercise price of the option is the fair market value of a share of Magnetek's common stock on the date of the grant. In fiscal year 2002, each director, except Mr. Galef, received an option to purchase 7,500 shares under the plan. Fifty percent of the options granted vest on the first anniversary of the grant date and the remaining fifty percent vests on the second anniversary of the grant date.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

        Magnetek has an agreement with the Spectrum Group, Inc. ("Spectrum") whereby Spectrum will provide management services to Magnetek through December 31, 2002 for an annual fee plus certain allocated and out of pocket expenses. Magnetek's Chairman and Chief Executive Officer is also the Chairman, President, Chief Executive Officer and sole shareholder of Spectrum. The services provided include consultation and direct management assistance with respect to operations, strategic planning and other aspects of Magnetek's business. Fees and expenses paid to Spectrum for these services under the agreement amounted to $764,000 for the year ended June 30, 2002.

        Magnetek leases space for its business operations in Menomonee Falls, Wisconsin in two buildings owned by Richard Pratt's wife, as her separate property. Richard Pratt is an Executive Vice President of Magnetek. Magnetek paid Mrs. Pratt $313,900 during fiscal 2002 to lease space in her buildings.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and persons who own more than 10% of any equity security of a publicly traded company to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and to furnish copies of these reports to the issuer of the stock. Specific deadlines for these filings have been established by the SEC. Magnetek is required to disclose any failure to file required reports by the designated dates. Based solely on a review of copies of the forms provided to Magnetek, or on written representations that Magnetek has received from certain reporting persons that no such forms were required, Magnetek believes that for the 2002 fiscal year, all Section 16(a) filing requirements applicable to the officers, directors and greater than 10% beneficial owners of Magnetek's common stock were complied with.

BENEFICIAL OWNERSHIP

        The following table sets forth certain information regarding the beneficial ownership of Magnetek's outstanding common stock as of September 6, 2002 (except as otherwise indicated) by (i) each person believed to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director, (iii) each current executive officer named in the Summary Compensation Table below, and (iv) all current senior managers and directors of the Company as a group. Except as otherwise indicated below, the address of each such person is that of Magnetek's corporate office, located at 10900 Wilshire Boulevard, Suite 850, Los Angeles, California 90024.

	Number of Shares(1)	Percent(1)
Mellon Financial Corporation (2) One Mellon Bank Center 500 Grant Street Pittsburgh, PA 15258-0001	2,350,137	9.95%
ICM Asset Management, Inc. (3) W. 601 Main Avenue, Suite 600 Spokane, Washington 99201	2,251,397	9.53%
Dimensional Fund Advisors, Inc. (4) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	1,910,600	8.09%
David L. Babson and Company Incorporated (5) One Memorial Drive Cambridge, Massachusetts 02142-1300	1,721,775	7.29%
Andrew G. Galef (6)	1,669,212	6.76%
Dreyfus Growth & Value Funds Inc. (7) c/o Mellon Financial Corporation One Mellon Bank Center 500 Grant Street Pittsburgh, PA 15258-0001	1,342,500	5.68%
Thomas G. Boren (8)	40,750	*
Dewain K. Cross (9)	160,050	*
Paul J. Kofmehl (10)	120,250	*
Frederick D. Lawrence (11)	44,250	*
Mitchell I. Quain (12)	123,050	*

Robert E. Wycoff (13)	55,250	*
David P. Reiland (14)	501,418	2.09%
Alexander Levran (15)	377,708	1.57%
Antonio Canova (16)	341,033	1.42%
Richard L. Pratt (17)	201,801	*
Current Executive Officers and Directors as a group (14 persons) (18)	3,897,546	14.69%

*
Less than one percent

Notes:

(1)
For purposes of this table, a person is deemed to have "beneficial ownership" of any security as of a given date when such person has the right to acquire such security within 60 days after such date. Except as indicated in these footnotes to this table and pursuant to applicable community property laws, to the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares beneficially owned by them. The number of shares and percentage ownership amounts do not reflect amounts listed in the table representing common stock equivalents. The Company makes no representation as to the accuracy or completeness of amounts in this table that are identified in these footnotes as being provided according to public filings by or on behalf of the beneficial shareholders in question.

(2)
As of June 30, 2002, according to public filings by or on behalf of Mellon Financial Corporation and its subsidiaries, Mellon Bank NA and Dreyfus Corporation. In its most recent available public filing, Mellon Financial Corporation states it has shared investment power with respect to 56,500 of the shares and sole investment power with respect to 2,293,637 of these shares.

(3)
As of June 30, 2002, according to public filings by or on behalf of ICM Asset Management, Inc. In its most recent available public filing, ICM Asset Management, Inc. states it has shared investment power with respect to all of these shares.

(4)
As of June 30, 2002, according to public filings by or on behalf of Dimensional Fund Advisors, Inc. In its most recent available public filing, Dimensional Fund Advisors, Inc. states it has sole investment power with respect to all of these shares.

(5)
As of June 30, 2002, according to public filings by or on behalf of David L. Babson and Company Incorporated. In its most recent available public filing, David L. Babson and Company Incorporated states that it has sole investment power with respect to all of these shares.

(6)
Includes 1,070,821 shares issuable upon exercise of options by Mr. Galef. Also includes 593,391 shares held in a trust and 5,000 shares held by Mr. Galef's spouse, each as to which Mr. Galef disclaims beneficial ownership.

(7)
As of June 30, 2002, according to public filings by or on behalf of the reporting Dreyfus Funds. In their most recent available public filing, the reporting Dreyfus Funds state they have sole investment power with respect to all of these shares.

(8)
Includes 38,250 shares issuable upon exercise of options by Mr. Boren. Does not include 17,743 shares allocated to Mr. Boren's account as of a recent date under the Magnetek, Inc. Amended and Restated Director Compensation and Deferral Investment Plan (the "DDIP") deemed to be invested in stock equivalents.

(9)
Includes 92,250 shares issuable upon exercise of options by Mr. Cross. Does not include 16,954 shares allocated to Mr. Cross' account as of a recent date under the DDIP deemed to be invested in stock equivalents.

(10)
Includes 108,250 shares issuable upon exercise of options by Mr. Kofmehl. Does not include 18,059 shares allocated to Mr. Kofmehl's account as of a recent date under the DDIP deemed to be invested in stock equivalents.

(11)
Includes 34,250 shares issuable upon exercise of options by Mr. Lawrence. Does not include 12,849 shares allocated to Mr. Lawrence's account as of a recent date under the DDIP deemed to be invested in stock equivalents.

(12)
Includes 15,250 shares issuable upon exercise of options by Mr. Quain. Also includes 60,000 shares held in trusts for the benefit of Mr. Quain's children, as to which Mr. Quain disclaims beneficial ownership. Does not include 18,666 shares allocated to Mr. Quain's account as of a recent date under the DDIP deemed to be invested in stock equivalents.

(13)
Includes 46,250 shares issuable upon exercise of options by Mr. Wycoff. Also includes 9,000 shares held in a living trust, as to which Mr. Wycoff disclaims beneficial ownership. Does not include 18,666 shares allocated to Mr. Wycoff's account as of a recent date under the DDIP deemed to be invested in stock equivalents.

(14)
Includes 419,827 shares issuable upon exercise of options by Mr. Reiland and 5,569 shares held in the 401(k) Plan as of September 6, 2002. Also includes 39,735 shares held in a living trust, as to which Mr. Reiland disclaims beneficial ownership.

(15)
Includes 376,958 shares issuable upon exercise of options by Dr. Levran.

(16)
Consists of 341,033 shares issuable upon exercise of options by Mr. Canova.

(17)
Includes 121,801 shares issuable upon exercise of options by Mr. Pratt.

(18)
Includes 2,911,152 shares issuable upon exercise of options by senior management and directors as a group as of September 6, 2002, and 5,569 shares held in the 401(k) Plan as of September 6, 2002. Also includes, for certain officers and directors, shares held by spouses or children, as to which such officers and directors disclaim beneficial ownership, and shares held by trusts, as to which such officers and directors disclaim beneficial ownership.

REPORT OF THE AUDIT COMMITTEE

        In accordance with its written Charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of Magnetek's financial reporting process, including the quality and integrity of the financial reports and system of internal controls.

        During fiscal year 2002, the Audit Committee met and held discussions with Magnetek's Chief Financial Officer, Controller and Treasurer, other members of management, Ernst & Young LLP (the independent accountants) and the internal auditors, regarding current audit activities and the plans for and results of internal audits. The Committee also provided guidance in matters regarding ethical considerations and business conduct. Senior management has primary responsibility for the systems of internal controls and the overall financial reporting process and the independent accountants are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles. The Committee relies, without independent verification, on the information provided to it and on the representations of management and the independent accountants.

        The Audit Committee has reviewed and discussed with management and the independent accountants the audited financial statements for the 2002 fiscal year, and both management and the independent accountants have represented to the Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statements on Accounting Standards No. 89 and No. 90 and otherwise as currently in effect. The Audit Committee has received from the independent accountants the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence from the Company and its management.

        Based on the above-mentioned review and discussions with management and the independent accountants, the Audit Committee recommended to the Board that the audited financial statements be included in Magnetek's Annual Report on Form 10-K for the fiscal year ended June 30, 2002, for filing with the SEC. The Audit Committee also recommended to the Board of Directors the appointment of Ernst & Young LLP as the independent accountants for fiscal year 2003.

Dewain K. Cross (Chairman)
Frederick D. Lawrence
Mitchell I. Quain

INDEPENDENT AUDITORS

        Ernst & Young LLP, upon the recommendation of the Audit Committee of the Board of Directors, continues as the accounting firm selected by the Board of Directors to examine Magnetek's accounts and financial records for fiscal year 2003. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

        The aggregate fees and expenses billed by Ernst & Young LLP for professional services rendered for the audit of the annual financial statements for the fiscal year ended June 30, 2002 and for the review of the financial statements included in the quarterly reports on Form 10-Q for that fiscal year were $232,000.

Financial Information Systems Design and Implementation Fees

        During the year ended June 30, 2002, Ernst & Young LLP did not provide Magnetek with any services related to financial information systems design and implementation.

All Other Fees

        Magnetek estimates that the aggregate fees and expenses for all other services rendered by Ernst & Young LLP during the year ended June 30, 2002 were $215,000. These fees and expenses consist of $146,000 for audit-related services, including fees for benefit plan audits, foreign statutory audits, accounting consultations and SEC filings, and $69,000 for non-audit services, including income tax compliance and consulting services.

        The Audit Committee of the Board of Directors has considered whether the provision by Ernst & Young LLP of the non-audit services referred to above is compatible with maintaining the independence of Ernst & Young LLP and has concluded that it is.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors evaluates the performance of the Chief Executive Officer and other executive officers, and reviews and approves their compensation and the compensation of certain key employees. As part of Magnetek's long-term compensation strategy, the Committee establishes specific awards of stock options and performance shares for executive and senior officers. The Compensation Committee also makes recommendations to the Board of Directors with respect to the compensation program for the Chief Executive Officer, including annual and long-term incentive compensation awards.

        Compensation Policy.    In determining the compensation for a particular executive or senior officer, the Compensation is guided by the following objectives:

  •
  attracting and retaining highly qualified officers by maintaining competitive compensation packages;

  •
  motivating senior management and key employees to achieve and maintain superior performance levels;

  •
  establishing compensation packages that are equitable relative to the effort, skill and responsibilities of the officer when compared to other positions within Magnetek; and

  •
  making a significant portion of each officer's total compensation package at risk and dependent on Magnetek's performance and creation of long-term shareholder value.

        General.    The compensation program for executive officers and senior management for fiscal year 2002 consisted of annual base salary and a potential bonus as well as awards of stock options. The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of Magnetek and the contributions of each executive to that success. In addition, the Committee believes that base salaries should be competitive with information derived from broad-based compensation surveys of other manufacturing and/or electronic equipment companies of similar size and performance. The Committee believes that short-term and long-term incentive compensation should reflect both the performance of the company and the individual contribution of each executive. Salary and bonus payments are primarily designed to reward current and past performance. The primary goal of Magnetek and the Compensation Committee is to create long-term value for shareholders. The principal incentive tool used to achieve this goal is the periodic grant of stock options to key employees, which the Committee and management believe assists in accomplishing those objectives.

        The Committee's decisions concerning the total cash compensation (base salary plus bonus) of individual executive officers during fiscal year 2002 were based primarily upon consideration of Magnetek's performance in light of current economic circumstances, historical practices and the current competitive environment. External competitiveness and equitable principles are central elements of the Committee's compensation policies. Compensation of Magnetek's executive officers, whether cash or equity based, is evaluated by comparison to the compensation of other executives within Magnetek who have comparable levels of responsibility. Stock options are awarded to provide incentives for superior long-term future performance as well as for retention of executive officers. Stock options are directly linked to the shareholders' interests, since the potential value of the awards to the executive officers is directly related to the future price of the Company's common stock. All stock option grants were made under the 1999 Incentive Stock Compensation Plan.

        Bonuses.    For fiscal year 2002 the Committee adopted a formula (which varies from year to year) at the beginning of the fiscal year. The formula used for fiscal year 2002 was based upon the performance of each business unit. Business units were rated based upon four performance factors which included sales, gross margin, operating profit and working capital, with each factor weighted equally at 25% in determining the overall bonus payment. The Committee believes these measures to be key drivers of stock performance over time. For the executives and managers of the various business units, cash bonuses were determined by multiplying a target incentive rate (a percentage of salary that increases with the level of responsibility) by the achievement level of the performance factors for the applicable business unit. For executives and officers at the corporate level, cash bonuses were determined by multiplying a target incentive rate by a weighted average of the performance factors for the consolidated company.

Target incentive percentages ranged from 25% to 75% of an executive's salary. The Industrial Controls and Power Electronics business groups achieved required levels for certain performance factors and bonuses were paid to executives and managers of those business groups for fiscal year 2002. The Telecom Power Group and the consolidated results did not achieve required levels for any of the performance factors and therefore, neither the executives and managers of the Telecom Power Group nor the corporate level executives and managers were paid bonuses.

        Stock Options.    The Committee awarded a total of 700,490 non-qualified stock options to the executive officers during the 2002 fiscal year, including 230,490 options that were granted in consideration for a voluntary salary reduction taken by the executive officers and senior management during the last three quarters of fiscal 2002. All of the options granted to the executive officers and senior management during fiscal 2002 were granted under the 1999 Stock Incentive Plan. In awarding these non-qualified stock options, not including those given in consideration for the salary reduction, the Committee reviewed the number of options previously granted to each executive officer and senior manager, as well as the aggregate awards granted to all executive officers and employees, in light of stock option data from comparable companies in manufacturing and electronics industries. The size of the individual awards is designed to maintain competitiveness and promote long-term productivity from the executive officers. During the last three quarters of fiscal 2002, the Company's officers and senior managers were also granted an option to purchase one share of the Company's common stock, with each option immediately vesting, for each dollar of salary voluntarily forfeited by the officer. The voluntary salary reduction program ended June 30, 2002.

        Chief Executive Officer.    Mr. Galef's services as Chairman of the Board of Directors, President and Chief Executive Officer are provided to Magnetek in accordance with the provisions of a management agreement with The Spectrum Group, Inc. ("Spectrum"), as amended. Under this agreement, Spectrum provides management services to the Magnetek for an annual fee plus certain allocated and out-of-pocket expenses. The annual fee paid under this agreement in fiscal 2002, reduced by the voluntary reduction of the fee for the last three quarters of fiscal 2002, was $644,000, and such fee and expenses totaled $764,000 for fiscal 2002. In addition, Spectrum or its designee may receive an annual management bonus in an amount to be determined by, and within the discretion of, the Compensation Committee. For fiscal 2002, Spectrum was not paid a bonus. Mr. Galef, Chairman, President, Chief Executive Officer and sole shareholder of Spectrum, has provided strategic management services to a variety of companies for more than 20 years. The Board of Directors considers the management services provided by Spectrum important to achieving Magnetek's objectives.

        Tax Deductibility Considerations.    The Committee has reviewed Magnetek's compensation plans with regard to the deduction limitation under the Internal Revenue Code. Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for any executive officer of the Company named in this Proxy Statement, unless compensation is performance-based. None of the named executive officers received compensation in excess of $1 million in 2002. The Committee does not currently expect the compensation of any of the named executive officers to exceed the $1 million threshold in fiscal year 2003. While the Committee intends to pursue a strategy of maximizing the deductibility of compensation paid to executive officers in fiscal year 2003, it also intends to maintain the flexibility to take actions that it considers to be in Magnetek's best interest and to take into consideration factors other than tax deductibility.

        The foregoing report on executive compensation is provided by the following directors who comprise the Compensation Committee of the Board of Directors:

Thomas G. Boren (Chairman)
Frederick D. Lawrence
Robert E. Wycoff

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

        The Compensation Committee consists of three members, none of whom are former or current officers or employees of Magnetek or any of its subsidiaries. There are no interlocks between Magnetek and other entities involving Magnetek's executive officers and directors.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

        The following table sets forth annual and long-term compensation for services in all capacities to the company for the three most recent fiscal years of those persons who served as the Company's Chief Executive Officer during the last fiscal year, and the four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the last fiscal year (collectively, the "Named Officers"):

	Annual Compensation							Long Term Compensation
Name and Principal Position	Year	Salary(1)		Bonus		Other Annual Compensation(2)		Restricted Stock Award(s)	Securities Underlying Options/SARs(3)	All Other Compensation
Andrew G. Galef(4) Chairman of the Board of Directors, President and Chief Executive Officer	2002 2001 2000	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	0 0 0	231,654 100,000 250,000	$ $ $	0 0 0
Antonio Canova Executive Vice President, Power Electronics Group	2002 2001 2000	$ $ $	266,250 283,333 250,000	$ $ $	0 186,000 64,800	$ $ $	0 0 0	0 0 0	83,489 40,000 100,000	$ $ $	0 0 0
Alexander Levran Executive Vice President, Technology	2002 2001 2000	$ $ $	289,375 310,577 275,000	$ $ $	0 230,800 66,200	$ $ $	0 88,203 64,315	0 0 0	60,625 40,000 100,000	$ $ $	0 0 0
Richard L. Pratt Executive Vice President, Telecom Power Group	2002 2001 2000	$ $ $	244,866 190,385 —	$ $ $	0 173,200 —	$ $ $	44,374 0 —	0 0 —	105,134 100,000 —	$ $ $	0 0 —
David P. Reiland Executive Vice President and Chief Financial Officer	2002 2001 2000	$ $ $	296,359 325,000 325,000	$ $ $	0 254,000 76,400	$ $ $	0 55,223 0	0 0 0	86,141 25,000 108,469	$ $ $	0 0 0

Notes:

(1)
The amounts reflect a voluntary salary reduction taken by each of the executive officers for the first three quarters of fiscal 2002.

(2)
The 2002 amount includes $32,216 paid to Mr. Pratt for automobile leases.

(3)
The amounts reflect 150,000 options granted to Mr. Galef as incentive compensation and 81,654 options awarded to Mr. Galef in consideration for a reduction in the fee paid Spectrum Group for his services; 50,000 options granted to Dr. Canova as incentive compensation and 33,489 options awarded in consideration for a voluntary reduction in salary; 25,000 options granted to Dr. Levran as incentive compensation and 35,625 options awarded in consideration for a voluntary reduction in salary; 75,000 options granted to Mr. Pratt as incentive compensation and 30,134 options awarded in consideration for a voluntary reduction in salary; and 50,000 options granted to Mr. Reiland as incentive compensation and 36,141 options awarded in consideration for a voluntary reduction in salary.

(4)
Except as noted in the above table, Mr. Galef receives no direct compensation from Magnetek. Mr. Galef's services as Chairman of the Board of Directors, President and Chief Executive Officer are provided to the Company in accordance with the provisions of a management agreement with The Spectrum Group, Inc. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation" and "Certain Transactions" above.

Option Grants

        Shown below is information regarding grants of stock options during the fiscal year ended June 30, 2002 to the Named Officers:

	Individual Grants	Percentage of Total Options Granted to Employees in Fiscal Year					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted(1) (shares)			Exercise or Base Price ($/share)		Expiration Date
							5% ($)		10% ($)
Andrew G. Galef	150,000 27,218 27,218 27,218	9.12 1.65 1.65 1.65	% % % %	$ $ $ $	10.81 8.95 9.01 11.95	07/27/11 10/01/11 12/31/11 04/01/12	$ $ $ $	1,023,000 153,237 154,326 204,679	$ $ $ $	2,593,500 388,129 390,850 518,231
Antonio Canova	50,000 11,163 11,163 11,163	3.04 0.68 0.68 0.68	% % % %	$ $ $ $	10.81 8.95 9.01 11.95	07/27/11 10/01/11 12/31/11 04/01/12	$ $ $ $	341,000 62,848 63,294 83,946	$ $ $ $	864,500 159,184 160,301 212,544
Alexander Levran	25,000 11,250 13,125 11,250	1.52 0.70 0.80 0.70	% % % %	$ $ $ $	10.81 8.95 9.01 11.95	07/27/11 10/01/11 12/31/11 04/01/12	$ $ $ $	170,500 63,338 74,419 84,600	$ $ $ $	432,250 160,425 188,475 214,200
Richard L. Pratt	75,000 9,516 11,102 9,516	4.56 0.58 0.67 0.58	% % % %	$ $ $ $	10.81 8.95 9.01 11.95	07/27/11 10/01/11 12/31/11 04/01/12	$ $ $ $	511,500 53,575 62,948 71,560	$ $ $ $	1,296,750 135,698 159,425 181,185
David P. Reiland	50,000 11,250 13,125 11,766	3.04 0.70 0.80 0.71	% % % %	$ $ $ $	10.81 8.95 9.01 11.95	07/27/11 10/01/11 12/31/11 04/01/12	$ $ $ $	341,000 63,338 74,419 88,480	$ $ $ $	864,500 160,425 188,475 224,025

Notes:

(1)
Options were granted under the Company's 1999 Stock Incentive Plan. The options granted at $10.81 per share are exercisable with respect to one third of the shares granted on each anniversary of the grant date, with full vesting occurring on the third anniversary date, although certain significant transactions involving the Company or its stock will make the options granted under this plan exercisable immediately. The options granted at $8.95, $9.01 and $11.95 per share, which were granted in connection with the voluntary salary reduction taken by the Company's executive officers during the last three quarters of fiscal year 2002 (as described in further detail in the above report of the Compensation Committee), vested immediately. Should the Company's common stock cease to be publicly traded, option holders would be entitled to receive cash in lieu of exercising and selling the shares subject to their options.

Aggregated Option Exercises and Year-End Option Values

        Shown below is information regarding the value of each Named Officer's unexercised options on June 30, 2002.

	Number Of Securities Underlying Unexercised Options At Fiscal Year-End		Value Of Unexercised In-The-Money Options At Fiscal Year-End(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Andrew G. Galef	904,152	300,002	$348,307	$208,955
Antonio Canova	292,700	110,000	$151,123	$83,582
Alexander Levran	343,625	85,000	$159,848	$57,833
Richard L. Pratt	63,467	141,667	$83,294	$128,747
David P. Reiland	373,671	102,823	$102,629	$64,270

Notes:

(1)
The value of unexercised options equals the closing market price of the Company's common stock on June 28, 2002 ($9.90 per share) minus the exercise price of options.

        The above table does not contain columns showing the number of shares acquired upon exercise of options and the value realized upon such exercise because none of the Named Officers exercised options during fiscal year 2002.

PENSION PLAN

        The Company maintains the Magnetek FlexCare Plus Retirement Pension Plan (the "Retirement Plan"), a defined benefit pension plan that covers its employees (excluding employees of certain divisions and certain union employees). The Retirement Plan was established upon the merger of certain defined benefit retirement plans previously maintained by the Company.

        Although the Retirement Plan is a defined benefit plan, each non-union participating employee's accrued benefit is determined by the "cash balance" credited to the employee's retirement account. Such account is maintained for bookkeeping purposes only. Contribution amounts are credited to each employee's retirement account annually ranging from 3.5% to 4.5% of an employee's compensation up to the "integration level" (which may vary annually, and for calendar 2002 is $39,000) and from 7% to 9% of compensation in excess of the "integration level" (as of January 1, 2002, compensation is limited to $200,000). The actual percentage varies depending upon years of vesting service with the Company. Interest, based upon the rates payable on certain U.S. Treasury debt instruments, is also credited to the employee's bookkeeping account each year. Distributions are paid to vested participants in the form of a 10-year certain life annuity (unless a joint and survivor annuity is required or an alternative form of payment, such as a lump sum, is elected) in a monthly amount equal to the actuarial equivalent of the employee's retirement account.

        Of the Company's Named Officers, the estimated annual benefits payable to Messrs. Reiland, Levran and Pratt under the Retirement Plan upon retirement at normal retirement age (payable in the form of a 10-year certain life annuity) are approximately $68,367, $35,292 and $36,485, respectively (assuming continued compensation at the present amounts (subject to the $200,000 limit) until normal retirement age and continued crediting of interest at the current rate, and disregarding cost-of-living adjustments to the compensation limit, limits under Section 415 of the Internal Revenue Code or the Social Security wage base). Mr. Galef and Dr. Canova do not participate in the Retirement Plan.

        The amounts shown in the above table are not expected to be subject to any reduction or offset for Social Security benefits or other significant amounts.

EMPLOYMENT AND OTHER AGREEMENTS

Change of Control Agreements

        In October 1998, the Company entered into Change of Control Agreements with each of Messrs. Reiland, Levran, and Canova and in October 2001 the Company entered into a Change of Control Agreement with Mr. Pratt. The agreements provide for the payment of certain benefits upon termination of employment in connection with a "change of control" of the Company (as defined in such agreements). Their benefits upon termination include: (a) a single lump sum payment equal to: (1) any accrued vacation and unpaid base salary and bonus plus (2) a prorated portion of the executive's bonus for the fiscal year in progress plus (3) an amount equal to 1 1/2 times the executive's base compensation; (b) continuation of certain fringe benefits for a period of 18 months following termination of employment; and (c) outplacement services. In addition, upon the occurrence of a Change of Control, the executive would become fully vested in all outstanding stock options and restricted stock awards, if any, granted to him.

        There are no other agreements between the Company and any of the executives listed in the compensation table, except as described elsewhere in this Proxy Statement.

PERFORMANCE GRAPH

        Shown below is information comparing the cumulative total return to shareholders of the Company's common stock, the Standard & Poors 500 Index, the Standard & Poor's SmallCap 600 Index ("S&P 600 Index") and a peer group comprised of five publicly-traded companies engaged in businesses that are comparable to that of the Company and that, in management's opinion, most closely represent the Company's peer group, from June 30, 1997 to June 30, 2002. The Company is now included in the S&P 600 Index's constituent listing. The Company intends to use the S&P 600 Index as a comparative measure in the future because it believes the S&P 600 Index is a more appropriate representative comparative index than the Standard & Poor's 500 Index.. The information assumes that the value of the investment in the Company's common stock, and each index, was $100 on June 30, 1997 and that all dividends were reinvested.

  Source: S&P Compustat

Company Name	Jun-97	Jun-98	Jun-99	Jun-00	Jun-01	Jun-02
MAGNETEK INC	100.00	94.74	63.53	48.12	75.19	59.55
S&P 500 COMP-LTD	100.00	130.15	159.77	171.35	145.95	119.71
PEER GROUP INDEX	100.00	76.44	110.91	308.78	121.54	56.22
S&P SMALLCAP 600 INDEX	100.00	119.45	116.69	133.47	148.30	148.70

*Peer Group:    Artesyn Technologies Inc, C&D Technologies Inc., Power One Inc., SL Industries Inc., Vicor Corp.

The above Notice of Annual Meeting and Proxy Statement are sent by order of the Magnetek Board of Directors.

Andrew G. Galef Chairman of the Board of Directors, President and Chief Executive Officer

Los Angeles, California
September 26, 2002

PROXY

MAGNETEK, INC.
Annual Meeting of Stockholders, October 30, 2002
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints ANDREW G. GALEF and DAVID P. REILAND, or either of them, attorneys and proxies to represent the undersigned, with power of substitution, to appear and to vote all shares of stock of MAGNETEK, INC. (the "Company") which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Financial Relations Board/Weber Shandwick, 640 5th Avenue at 51st Street, New York, New York, on October 30, 2002, at 10:45 a.m. and any adjournment thereof.

        This proxy, when properly executed, will be voted in the manner directed herein by the shareholder named on the reverse side. If no direction is given, this proxy will be voted FOR proposal 1 and in the proxies' discretion on any other matters coming before the meeting.

(Continued and to be voted, dated and signed on the reverse side.)

MAGNETEK, INC. P.O. BOX 11128 NEW YORK, N.Y. 10203-0128

\*/ DETACH PROXYCARD HERE \*/
☐	Please return this proxy promptly in the enclosed envelope, which requires no postage if mailed in the U.S.	☒ Votes MUST be indicated (x) in Black or Blue ink.
1.	Election of Directors
	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐
		To change your address, please mark this box.		☐
Nominees:	Andrew G. Galef, Thomas G. Boren, Dewain K. Cross, Paul J. Kofmehl, Frederick D. Lawrence, Mitchell I. Quain and Robert E. Wycoff
(INSTRUCTIONS: To vote your shares for all Director nominees, mark the "For" box on Item 1. To withhold voting for all Director nominees, mark the "Withhold Authority" box on Item 1. If you wish to vote for some but not all director nominees, mark the "Exceptions" box on Item 1 and enter the name(s) of the Director nominee(s) for whom you wish to withhold voting in the space provided.)		To include any comments, please mark this box.		☐
		I plan to attend the meeting.	Yes	☐	No	☐
*Exceptions
2.	The undersigned hereby confers upon the proxies the discretion to act upon such other business as may properly come before said meeting or adjournment thereof.

S C A N L I N E
Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated September 25, 2002 is hereby acknowledged.
(Please date and sign exactly as name appears on this proxy. Joint owners should each sign. If the stockholder is a corporation, please set forth full corporate name and a duly authorized officer should sign stating name and title. Executors and trustees should give full title as such.)
Date	Share Owner sign here	Co-Owner sign here

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THE BOARD OF DIRECTORS
BOARD AND COMMITTEE MEETINGS
STANDING COMMITTEES OF THE BOARD
DIRECTOR COMPENSATION
TRANSACTIONS WITH MANAGEMENT AND OTHERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
BENEFICIAL OWNERSHIP
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT AUDITORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
PENSION PLAN
EMPLOYMENT AND OTHER AGREEMENTS
PERFORMANCE GRAPH